Exhibit 99.1

RESTAURANT SUPPORT CENTER

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. SUBSIDIARIES COMPLETE $200 MILLION SECURITIZED FINANCING

New Debt Structure Provides for Increased Financial Flexibility and
Enhances the Company’s Ability to Create Shareholder Value

GLENDALE, Calif., March 16, 2007 —  IHOP Corp. (NYSE: IHP), one of America’s favorite family restaurants for breakfast, lunch and dinner, today announced that certain of its subsidiaries have completed a previously announced $200 million securitized financing transaction.  This private securitization consists of $175 million in Fixed Rate Notes and a revolving credit facility of $25 million in Variable Rate Notes.

Substantially all of the funds from the sale of the $175 million Fixed Rate Notes will be used to repay IHOP Corp.’s existing debt of approximately $114 million, to pay the costs of the transaction, and to fund share repurchases.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “We are very pleased to complete this corporate refinancing.  In doing so, we have been able to increase IHOP Corp.’s financial flexibility for the future, utilizing a debt structure that takes advantage of our ability to generate strong, predictable cash flows and provides the potential for additional leverage in the future.  Importantly, this debt restructuring allows IHOP Corp. the means to continue to return cash to shareholders through share repurchases and dividends without the restrictions contained in our previous debt agreements.”

The Fixed Rate Notes and the Variable Funding Notes have the benefit of a financial guaranty insurance policy covering certain payments of interest when due and payment of principal at their legal final maturity dates.

The effective interest rate on the Fixed Rate Notes is anticipated to be 5.504%, after taking into account the premium on the financial guaranty insurance policy.  The effective interest rate is exclusive of amortization costs associated with the completion of the transaction. The Fixed Rate Notes have an expected life of five years, with a legal final maturity of 30 years.

The same IHOP Corp. subsidiaries have also put in place the securitized Series 2007-2 Variable Funding Notes (the Variable Funding Notes together with the Fixed Rate Notes hereafter referred to as the “Notes”) in a private transaction, which allows for the issuance of up to $25 million of Variable Funding Notes.  Interest on the Variable Funding Notes will be payable at per annum rates equal to cost of funds plus 0.76%, after taking into account the premium on the financial guaranty insurance policy.  The effective interest rate is exclusive of amortization costs associated with the completion of the transaction.  There is a commitment fee on the unused portion of the Variable Funding Notes facility of 0.25%, after taking into account

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

premiums on the financial guaranty insurance policy.  No Variable Funding Notes were drawn at closing.

The Notes were issued by indirect subsidiaries of IHOP Corp. that hold substantially all of the intellectual property and franchising assets of the IHOP system. The servicing, repayment of these Notes and certain ongoing fees and expenses, including the premiums payable to the financial guaranty insurance company, will be made solely from the income derived from these indirect subsidiaries’ assets. Neither IHOP Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor International House of Pancakes, Inc., will guarantee or in any way be liable for the obligations of the subsidiaries involved in the securitization or for the Notes themselves, or any other obligation of such subsidiaries in connection with the issuance of the Notes.

The notes are not registered under the Securities Act of 1933, as amended, or any state securities laws and, unless so registered, may not be offered or sold in the United States, or any other jurisdiction, absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and the applicable state securities laws.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California-based International House of Pancakes, Inc., a wholly owned subsidiary of IHOP Corp.  As of December 31, 2006, the end of IHOP Corp.’s fourth quarter, there were 1,302 IHOP restaurants in 49 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and International House of Pancakes brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and

Exchange Commission.  Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.